EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, President & CEO
404-364-8000
larry.gerdes@trcr.com

July 16, 2003

(BW) (TRANSCEND SERVICES, INC.)(TRCR)

TRANSCEND REPORTS REVENUE INCREASE OF 13.5% IN SECOND QUARTER 2003

AND THIRD CONSECUTIVE QUARTERLY PROFIT

New Account Sales and Operating Efficiencies Continue to Drive Profitability

Atlanta, Georgia, TRANSCEND SERVICES, INC. (TRCR/Nasdaq SmallCap) today announced its results for the three and six months ended June 30, 2003.

For the three months ended June 30, 2003, Transcend reported revenue of $3.4 million, which represents a 13.5% increase over the comparable prior year quarter. Gross profit as a percentage of revenue increased to 32% this quarter compared to 24% in the second quarter of 2002. Income from continuing operations after dividends on preferred stock was $130,000, or $0.03 per share. For the comparable prior year period, the loss from continuing operations after dividends on preferred stock, but before a gain on sale of select assets and the discontinued operations of Cascade Health Information Software, Inc. (“Cascade”), a wholly owned subsidiary of Transcend, was $282,000, or a loss of $0.06 per share.

Cash totaled $960,000 as of June 30, 2003, which represents an increase of $178,000 since December 31, 2002. As of June 30, 2003, Transcend had no outstanding debt and an unused $1.5 million line of credit. The Company converted most of its outstanding preferred stock to 2,860,000 shares of common stock on June 25, 2003 and redeemed the remainder of its outstanding preferred stock for $600,000 cash and short-term promissory notes of $200,000 on July 1, 2003 in an action approved by its stockholders during the second quarter of 2003.

During the second quarter of 2002, Transcend reported a gain on the sale of assets related to Cascade (the “Cascade Gain”) of $962,000, or $0.21 per share, and income from Cascade’s discontinued operations of $24,000, or $0.01 per share, for the two months ended May 31, 2002, which was the date of the sale of Cascade by Transcend.

Accordingly, net income attributable to common stockholders was $130,000, or $0.03 per share, in the second quarter of 2003 compared to $704,000, or $0.16 per share, in the second quarter of 2002, of which net income of $986,000, or $0.22 per share, related to Cascade.

Tom Binion, Chief Operating Officer, commented on the results of operations: “New account sales and enhanced operational efficiency are driving the profitability of our recurring revenue model business. After installing seven new accounts in the fourth quarter of 2002 and fourteen new accounts in the first quarter of 2003, we installed eleven additional new accounts during the second quarter of 2003. We lost two accounts during the second quarter of 2003 for customer non-payment and competitive pricing reasons and experienced planned lower volume from a third large customer, all of which diminished the effect of new account revenue during the quarter. Also during the second quarter, we signed contracts to install five more new accounts during the third quarter of 2003. To capitalize on our sales momentum, we are expanding our sales force and increasing our marketing efforts. We believe the ability of our experienced team of home-based medical language specialists and centrally-located implementation, production management, technical support and customer service professionals to efficiently handle the increased volume of activity is responsible for the improvement in our gross profit as a percentage of revenue. We have the infrastructure to handle more revenue growth with significantly less than a proportional increase in direct costs and operating expenses.”

Carl Hawkins, Chief Information Officer, commented on technological initiatives: “Over the last three quarters Transcend has aggressively pursued the utilization of voice recognition technology as a productivity enhancing tool for its medical language specialists. Two large Transcend customers now have fully deployed back-end voice recognition solutions, which provide Transcend with extremely valuable production and IT support experience with voice recognition. We believe the production results to date demonstrate significant performance gains. As a result, our proprietary Internet-based transcription-typing platform is being tested with an integrated version of voice recognition technology. It is our goal to further enhance the productivity of each individual medical language specialist with voice recognition in order to create a competitive advantage in the marketplace.”

Larry Gerdes, President and Chief Executive Officer, added comments regarding the Company’s financial condition, operations and its strategic position: “We believe our profitable operations and continued excellent accounts receivable management are responsible for our debt-free financial condition as of June 30, 2003. The redemption and conversion of our preferred stock not only simplifies our capital structure, but also enhances our net income attributable to common stockholders and cash flows before financing activities by eliminating preferred stock dividends. I am pleased with our operating results and excited about the potential for improved results due to sales momentum, production capacity and technological initiatives. We believe that we are well positioned operationally, technologically and financially for continued growth.”

For the six months ended June 30, 2003, Transcend reported revenue of $6.9 million, which represents a 16.5% increase over the comparable prior year period. Comparing the first half of 2002 to 2003, gross profit as a percentage of revenue increased from 25% to 32%. Income from continuing operations after dividends on preferred stock was $210,000, or $0.05 per share. For the comparable prior year period, the loss from continuing operations after dividends on preferred stock, but before the Cascade Gain, was $378,000, or a loss of $0.08 per share.

During the first half of 2002, the Cascade Gain was $962,000, or $0.21 per share, and the loss from Cascade’s discontinued operations was $109,000, or a loss of $0.02 per share, for the five months ended on the Cascade date of sale of May 31, 2002.

Accordingly, net income attributable to common stockholders was $210,000, or $0.05 per share, in the first half of 2003 compared to $475,000, or $0.10 per share, in the first half of 2002, of which net income of $853,000, or $0.19 per share, related to Cascade.

In addition, the Board of Directors elected Mr. James D. Edwards as a new member to the Company’s Board of Directors effective July 1, 2003. Mr. Gerdes commented: “I am delighted that Jim Edwards has agreed to serve on our Board. Jim is a retired senior partner of Arthur Andersen LLP and brings nearly forty years of executive level financial and business experience to Transcend’s now five-member Board. Jim is currently an independent consultant and serves on the Board of a New York Stock Exchange healthcare company.”

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription services encompass everything needed to securely receive, type, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing and custom data-center creation packages.

For more information, visit http://www.transcendservices.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, changes in pricing policies, delays in contract start dates, lower-than-expected demand for Transcend’s solutions, business conditions in the integrated healthcare delivery network market, general economic conditions and the risk factors detailed from time to time in Transcend’s periodic reports and registration statements filed with the Securities and Exchange Commission.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

Amounts in Thousands, Except Per Share Amounts

	Three Months Ended		Six Months Ended
	6/30/03	6/30/02	6/30/03	6/30/02
Revenue	$3,393	$2,989	$6,874	$5,902
Direct costs	2,321	2,275	4,692	4,405

Gross profit	1,072	714	2,182	1,497

Gross profit as a percentage of revenue	32%	24%	32%	25%

Operating expenses:
Marketing and sales	206	116	408	200
Research and development	112	86	223	170
General and administrative	562	673	1,161	1,263

Total operating expenses	880	875	1,792	1,633

Operating income (loss)	192	(161)	390	(136)
Operating income (loss) as a percentage of revenue	6%	-5%	6%	-2%
Gain on sale of assets	—	962	—	962
Interest expense, net	(1)	(1)	—	(2)

Income from continuing operations	191	800	390	824
Income (loss) from discontinued operations	0	24	0	(109)

Net income	191	824	390	715

Dividends on preferred stock	(61)	(120)	(180)	(240)

Net income attributable to common stockholders	$130	$704	$210	$475

Basic income (loss) per share:
From continuing operations before gain on sale of assets	$0.03	($0.06)	$0.05	($0.08)
From gain on sale of assets	0.00	0.21	0.00	0.21
From discontinued operations	0.00	0.01	0.00	(0.02)

Net income per share attributable to common stockholders	$0.03	$0.16	$0.05	$0.11

Weighted average shares outstanding (for basic EPS)	4,634	4,513	4,531	4,513

Diluted income (loss) per share:
From continuing operations before gain on sale of assets	$0.03	($0.06)	$0.05	($0.08)
From gain on sale of assets	0.00	0.21	0.00	0.21
From discontinued operations	0.00	0.01	0.00	(0.02)

Net income per share attributable to common stockholders	$0.03	$0.16	$0.05	$0.10

Weighted average shares outstanding (for diluted EPS)	4,815	4,525	4,658	4,526

TRANSCEND SERVICES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

JUNE 30, 2003 and DECEMBER 31, 2002

Amounts in Thousands

ASSETS	June 30, 2003	December 31, 2002

Cash and cash equivalents	$960	$782
Accounts receivable, net	919	947
Other current assets	303	101
Property and equipment, net	1,200	1,316
Other assets	52	69

Total assets	$3,434	$3,215

LIABILITIES & STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$761	$794
Stockholders’ equity	2,673	2,421

Total liabilities and stockholders’ equity	$3,434	$3,215